Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven Miller, Ph.D., Catalyst Pharmaceutical	Melody Carey, Rx Communications Group
Chief Scientific Officer	Co-President
(305) 529-2522	(917) 322-2571
smiller@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS SELECTED TO PRESENT

AT EPILEPSY CONFERENCE HIGHLIGHTING NEW AND PROMISING THERAPIES

2010 Epilepsy Pipeline Update Conference to Take Place February 25-26 in San Francisco

CORAL GABLES, FL, February 17, 2010 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) announced today that it was selected by both the Scientific and Business Advisory Boards of the Epilepsy Therapy Project to present at the 2010 Epilepsy Pipeline Update Conference, an in-depth, two day forum to be held February 25-26, 2010, at the Hyatt Embarcadero Hotel in San Francisco. Charles W. Gorodetzky, M.D., Ph.D., Catalyst’s Chief Medical Officer will present an overview of CPP-115, Catalyst’s development stage anticonvulsant compound, as a potential treatment for a variety of epileptic conditions, including complex partial seizures and infantile spasms (West Syndrome).

“We are pleased to be invited to join such a prestigious roster of speakers,” stated Dr. Gorodetzky. “With the acquisition of worldwide rights to CPP-115, Catalyst will enter the epilepsy therapy arena with a very promising drug candidate. This meeting is an ideal venue to introduce our new compound. Catalyst will present its initial development plans and explain why we believe this drug may have improved safety and efficacy characteristics compared with the current GABA aminotransferase inhibitor, Sabril®, to an audience of experts in the development and marketing of new and existing epilepsy therapies. Catalyst looks forward to introducing this new compound as well as receiving valuable comments from these experts.”

“CPP-115 works through the same mechanism of action as Sabril®, the marketed version of vigabatrin, which was recently approved by the FDA and is known to be an effective anti-epileptic. Compared to other anti-epileptics, CPP-115 could have a relatively benign neurological side effects profile,” said Steven Miller, Ph.D., Catalyst’s Chief Scientific Officer. “CPP-115 was designed specifically to enhance the deactivation of GABA aminotransferase compared to Sabril®. This enhanced action is expected to lead to significantly higher potency and may lead to reduced, or eliminated, visual field defects. Sabril’s® visual field defects are its most serious side effect and the main reason that the drug is sold only through a very restrictive Risk Evaluation and Mitigation Strategy (REMS) program. We are hopeful that CPP-115 will prove to be an effective anti-epileptic with a more favorable safety and efficacy profile than Sabril®.”

The conference features leading innovators, clinical investigators and industry leaders who provide insight into the discovery and development of pioneering drugs, biologics and devices for epilepsy with the goal of accelerating patient access to new treatments. The selected presenters are scheduled to discuss the most innovative therapies in development for epilepsy. For additional program information, please visit www.epilepsy.com/node/985708.

About CPP-115

CPP-115 is Catalyst’s lead compound for the treatment of epilepsy and addiction being developed as part of an exclusive worldwide license between Northwestern University and Catalyst. CPP-115 is covered by two composition of matter patents related to a new class of GABA aminotransferase inhibitors. CPP-115 allows Catalyst to potentially explore a broad range of CNS applications, starting with epilepsy, that could benefit from the inhibition of GABA aminotransferase.

CPP-115 has been shown to be at least 200 times more potent than vigabatrin in both in-vitro and animal model studies. This increased potency could enable the development of superior or alternative dosage forms compared with the marketed version of vigabatrin, Sabril®. It may also have superior specificity to GABA aminotransferase and, possibly, a better side effect profile (e.g. less visual field defects) compared to Sabril®. The Company believes that CPP-115 and other compounds that may be developed under the Northwestern license are, in addition to vigabatrin, the only drugs currently in development or on the market having GABA aminotransferase inhibition as their primary mode of action.

Dr. Richard B. Silverman, the John Evans Professor of Chemistry at Northwestern University, led the team of scientists that invented these compounds. Dr. Silverman holds 41 patents and is the inventor of pregabalin (Lyrica® marketed by Pfizer). He is the recipient of numerous awards, most recently the 2009 Perkin Medal, has published over 250 peer reviewed articles, and has written four books over his 33 year career in academia. Complete details of Dr. Silverman’s achievements can be found at http://chemgroups.northwestern.edu/silverman/.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of drug addiction and epilepsy. The Company has obtained from Brookhaven National Laboratory an exclusive license for nine patents in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions and obsessive-compulsive disorders. Catalyst also in-licensed worldwide rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries. CPP-109, Catalyst’s version of vigabatrin, has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst has recently in-licensed worldwide rights to another patented drug, CPP-115, from Northwestern University. The Company intends to pursue development of CPP-115 for several indications, including epilepsy and drug addiction. For more information about the Company, go to www.catalystpharma.com.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-115 is ultimately proven to be safe and effective to treat epilepsy, whether CPP-115 is determined not to have the visual field defects side effect profile of vigabatrin, and those factors described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.